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                         RESTRICTED SHARE AWARD PROGRAM


A restricted stock program will allow QRS to effectively motivate key employees while replenishing its existing stock option pool with the cancelled stock options acquired from the participating employees.

KEY FEATURES OF A RESTRICTED STOCK PLAN:
- ---------------------------------------

o Each officer from Vice President level and above will have the opportunity to exchange each of his or her option grants with an exercise price per share of $15.00 or more for a restricted share award. The exchange ratio would be three option shares for every one restricted share, and vested options as well as unvested options are eligible for such exchange.

Each such officer will have until January 2, 2001 in which to decide whether or not to anticipate in the exchange program. An officer who wishes to participate will execute an election declaring which grants they wish to cancel, and will receive restricted shares at the exchange ratio. However, it will be a condition of such participation that the individual exchange all options granted to him or her in the preceding 6 months (whether those grants have an exercise price above or below $15.00 per share) in order to avoid variable price accounting for those options.

o Vesting may be accelerated under certain conditions (including change of control) as set forth in the officer's employment arrangement.

o For financial reporting purposes, the company must recognize compensation expense equal to the market price of the shares subject to the restricted share award, measured as of the date that award is made (January 3, 2001 following the end of the election period). The compensation expense would be amortized over the vesting period for the award.

o The participant will recognize taxable income when the vested shares are actually issued to him or her under the restricted share award. The income will constitute wages subject to the Company's payment of applicable payroll taxes, and the individual's satisfaction of the applicable federal and state withholding taxes.

     EXAMPLE: On April 30, 2001, the first installment of each share right award will be paid out to the participants. If the market price of the shares is $10.00 per share on that date, then the recipient will recognize immediate taxable income in that amount and will have to satisfy the applicable federal and state withholding taxes on that income. However, the issued shares will be registered under the S-8 registration statement for the Stock Option/Stock Issuance and can be sold in any open window period.

o Insiders can explore the possibility of establishing a selling plan under the federal securities laws pursuant to which a set number of the issued shares would be sold immediately to fund the withholding tax liability, even though the insider might otherwise be possession of non-public information at the time.




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o The options surrendered in the share award program would be cancelled and returned to the share reserve under the Stock Option/Stock Issuance Plan, and the shares to fund the restricted share awards would be drawn from that reserve.

o The restricted share award program would have to be disclosed in the proxy statement to the shareholders, with detailed information provided as to the executive officers who participate and the size of their awards under the program. The Compensation Committee must also discuss the program in the Compensation Committee Report included in such proxy statement.

Attachments:
o        Letter to eligible participants
o        Election Form
o        Schedule of stock option grants



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[Attachment to Restricted Share Award Program - Letter to Eligible Participants]

                                 QRS CORPORATION

                                DECEMBER 21, 2000


                  The purpose of this letter is to inform you of new equity incentive program that the Compensation Committee of the Board of Directors has authorized as a special vehicle to retain the services of individuals essential to the Company's future financial success. The new program will provide you and other selected individuals with the opportunity to replace your outstanding underwater options with a restricted share grant which will be paid to you in semi-annual installments as a bonus for your continued employment with the Company.

                  Participation in the new program is entirely voluntary, and you may elect to keep your outstanding options rather than to exchange those options for the new restricted share grant. Basically, the new program will work as follows:

                   * You may elect at any time on or before the close of business on January 3, 2001 to exchange one or more of your outstanding option grants (whether vested or unvested) with an exercise price per share of $15.00 or more for a restricted share grant. Attached Schedule I lists each of your current stock option grants with an exercise price per share of $15.00 or more. Your election can be made on an individual grant by grant basis, but you cannot elect to replace only part of a particular grant. Once made, your election will be irrevocable.

                   * For every three shares subject to an option you elect to exchange under the program, you will receive one share of the Company's common stock under your restricted share grant at an issue price of $0.001 per share (the par value). Accordingly, if you were to elect to exchange an option covering 15,000 shares of the Company's common stock, you would receive a restricted share grant of 5,000 shares.

                   * AS A CONDITION TO PARTICIPATION IN THE PROGRAM, YOU MUST ELECT TO REPLACE ALL STOCK OPTIONS GRANTED TO YOU AFTER JUNE 30, 2000. The retention of any post-June 30, 2000 option grants by a participant would have an adverse impact upon the Company's financial statements by reason of the recent changes in the accounting treatment applicable to repriced options.

                   * Each option which you elect to have replaced will be cancelled on January 3, 2001, and you will cease to have any further right or entitlement to purchase shares of the Company's common stock under that cancelled option. The shares subject to each of your cancelled options will be returned to the share reserve under the Company's Stock Option/Stock Issuance Plan and will be used to fund the shares of common stock which will be subsequently issued to you pursuant to your restricted share grant.

                  * The actual issuance of the shares subject to your restricted share grant (one third of the shares subject to each of your cancelled options) will be governed by the following provisions:


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                           (i) The shares will be issued to you in a series of
         six (6) successive equal semi-annual installments over your period of continued employment with the Company. The semi-annual issuances will occur on the last business day of April and October each year, with the first such issuance to occur on April 30, 2001. Each semi-annual issue date is designed to occur within what the Company anticipates will be an open trading window following the release of the Company's financial statements for the preceding quarter.

                           (ii) The shares will be issued to you as a bonus with a nominal cash payment due from you to the Company equal to the $0.001 par value per issued share. However, you will recognize immediate taxable income as those shares are issued on a semi-annual basis. The amount of your taxable income will be equal to the closing selling price of the shares on each semi-annual issue date (less the par value you paid for those shares), and the Company will not actually issue the shares to you until you satisfy the applicable federal and state withholding taxes or arrange for the payment of such taxes through a same-day sale of a portion of your issued shares. WE STRONGLY URGE YOU TO CONSULT WITH YOU TAX ADVISOR IN ORDER TO MAKE SURE THAT YOU UNDERSTAND THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE PROGRAM.

                           (iii) The shares subject to your restricted grant may vest under certain circumstances (including change of control) as set forth in your employment arrangement with the Company.

                           (iv) The shares will be registered under the federal securities laws and will be freely tradable upon receipt, subject to any market black-out period imposed by the Company and your compliance (to the extent applicable to you) with the Section 16 short swing profit restrictions (the acquisition of the shares will be an exempt purchase) and the Rule 144 sale requirements (other than the one-year holding period requirement).

                           (v) Your restricted share grant does not entitle you to any stockholder rights, including voting or distribution rights, until you are actually issued your shares over the three-year earn-out period.

                           (vi) You will not become entitled to any further share issuances under your restricted share grant following your termination of employment with the Company.

                  Nothing in this program shall confer upon you any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate employment at any time for any reason, with or without cause.

                  In order to participate in the program, you must complete the Election form below and return your signed and dated Election, together with attached Schedule I indicating the option grants subject to your election, to Kenzel Hagaman at the Company's corporate




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headquarters no later than the close of business on January 2, 2001. Her facsimile number is 510.621.3708.

                  As all compensation matters are personal and confidential between the Company and each employee, we ask your cooperation in not discussing this program with anyone else within the Company.

                  We are pleased to have made this new option exchange program available to you and hope that you will find your new restricted share grant a valuable addition to your total compensation package. Should you have any further questions concerning your award, please contact Kenzel Hagaman at 510.215.3708.


                                      Very truly yours,

                                      John S. Simon
                                      Chief Executive Officer

                                       3
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[Attachment to Restricted Share Award Program - Election Form]


                                    ELECTION

                  I hereby acknowledge receipt of the Company's letter of December 21, 2000 informing me of the opportunity to participate in a special equity incentive program pursuant to which I can exchange one or more of my stock options with an exercise price of $15.00 or more per share (an "Eligible Option") for a restricted share grant equal to one-third of the shares subject to the exchanged options. I understand that the restricted share grant will be subject to an earn-out period tied to my continued employment with the Company.

                  I understand that as a condition to my participation in the program, I must elect to exchange all options granted to me after June 30, 2000 (the "Recent Options").

                  I hereby irrevocably elect as follows:

                  ____ I elect to exchange all of my Eligible Options and all my Recent Options.


                  _____ I elect to exchange (i) those Eligible Options which I have circled on attached Schedule I plus (ii) all my Recent Options.

                  _____    I elect not to participate in the program and will
retain only my existing stock options.

                  I understand and agree that each of my options which I have elected to exchange under the program will be cancelled on January 3, 2001 and I will have no further right or entitlement to purchase any shares of the Company's common stock pursuant to those cancelled options.


                               SIGNATURE:  ____________________________

                               PRINTED NAME: _________________________

                               DATED: ______________________, 200_